Exhibit 10.1

DEFINITIVE AGREEMENT

This Definitive Agreement (the “Agreement”), is made as of this 13th day of July, 2021 between Ozop Energy Solutions Inc. (“OZOP”), parent company of its wholly-owned subsidiary Power Conversion Technologies, Inc. (“PCTI”) (OZOP AND PCTI collectively referred to herein as the “Company”) and Catherine A. Chis (“CC”) (Company and CC referred to herein as a “Party” or collectively as the “Parties”).

WHEREAS, CC, PCTI and OZOP (previously Ozop Surgical Corp.), entered into a Stock Purchase Agreement dated June 26, 2020 and which closed on July 10, 2020 (“SPA”);

WHEREAS, pursuant to the SPA, CC was issued the OZOP Shares as defined in Section 6.b below and is the lawful holder of the OZOP Shares;

WHEREAS, CC further wishes to sell and OZOP wishes to repurchase the OZOP Shares for cancellation;

WHEREAS, CC is the president and sole director of PCTI;

WHEREAS, CC wishes to tender her resignation from all of her positions in PCTI, including president and sole director, pursuant to terms set forth herein (“Resignation”);

WHEREAS, each of the Parties hereto has the authority to execute this Agreement and fulfill each of its respective obligations and undertakings herein;

NOW, THEREFORE, the Parties hereto, in consideration of the mutual promises and other consideration set forth below, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, do represent, warrant, covenant and agree as follows:

1. Resignation.

a. CC agrees to tender her Resignation effective upon the consummation of the Closing (as defined in Section 8.c below.

b. William Yargeau shall be appointed to serve as president and director of PCTI upon the consummation of the Closing.

c. Subject to Section 2 herein below and save for the Services (as defined below), CC hereby agrees and recognizes that her relationship with PCTI shall be permanently and irrevocably severed upon the consummation of the Closing and that the Company shall not have any obligation whatsoever, whether contractual or otherwise, to CC.

d. Prior to Closing, PCTI will pay to CC any and all accrued salary, vacation, reimbursable expenses and employee benefits due and owing from PCTI to CC as of the date thereof, including, without limitation, (i) accrued salary in an amount equal to $26,983 and (ii) accrued vacation in an amount equal to $18,000.

2. RESERVED.

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3. Non-Solicit.

a. For a period of five (5) years from the execution of this Agreement (“Restriction Period”), CC shall not, directly or indirectly, solicit the employment of, assist in the soliciting of the employment of, or hire any employee or officer of the Company, including any of its present or future subsidiaries or affiliates or induce any person who is an employee, officer, agent, consultant or contractor of the Company to terminate such relationship, or to join with CC or any other person for the purpose of leaving the employ or such other relationship with the Company and undertaking any form of business in any way related to any business of PCTI and/or OZOP or any of their respective subsidiaries and/or affiliates present or future, as further set out and attached hereto as Exhibit A (“Restricted Business”).

b. During the Restriction Period, CC shall not, directly or indirectly, solicit any person including clients and customers, for any purpose directly or indirectly related to the Restricted Business.

4. Non-Compete.

a. During the Restriction Period, CC shall not, anywhere worldwide, be employed by a competitor of the Company, and/or compete with PCTI and/or OZOP, or any of their respective subsidiaries or affiliates. CC shall not directly or indirectly engage in any Restricted Business or any related business to any Restricted Business.

b. CC acknowledge that the agreements and covenants contained in this Agreement are essential to protect the value of the business and assets of the Company, its subsidiaries and affiliates.

5. Non-Circumvent.

CC shall not in any way whatsoever circumvent or attempt to circumvent PCTI and/or OZOP or their respective business(es) present or future and shall not enter into or engage directly or indirectly in any Restricted Business or related business thereof.

6. Share Re-Purchase.

a. CC hereby warrants that it is the rightful and sole lawful beneficial owner of record of the OZOP Shares (as defined below), free and clear of all liabilities, obligations, all Liens (as defined below), and claims (including third party claims), and such OZOP Shares are to be repurchased pursuant to this Agreement.

b. CC hereby agrees to sell and OZOP hereby agrees to purchase the following shares CC holds in OZOP, representing all of the shares held by CC in OZOP (“OZOP Shares”) for a total amount equal to US$11,250,000 (eleven million two hundred and fifty thousand dollars USD) (“Consideration”):

i. 47,500 shares of OZOP’s Series C Preferred Stock, and ii. 18,667 shares of OZOP’s Series D Preferred Stock.

c. The OZOP Shares will be free of any third party preemptive or similar rights, and free and clear of any lien, charge, pledge, claim, restrictions on transfer, mortgage, security interest, or title defect or other encumbrance of any sort or from any rights of first refusal of any kind, and CC has not granted any rights to purchase such OZOP Shares to any other person or entity (collectively “Liens”), and claims (including third party claims). Furthermore, CC has the sole right to transfer such OZOP Shares to OZOP.

d. CC (either alone or together with her advisors) has such knowledge and experience in financial or business matters that she is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. CC has received all information that she believes is necessary or appropriate in connection with the transactions contemplated by this Agreement. CC acknowledges that she has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for her benefit in this Agreement.

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7. Escrow. The Parties agree that for the purposes of this Agreement, the Parties shall designate a party to act as escrow agent (“Escrow Agent’) for the duration of this Agreement and pursuant to the terms of the Escrow Agreement (as defined herein below).

8. Pre-Closing Deliveries. Concurrently with the mutual execution of this Agreement (“Pre-Closing”), the Parties agree to deliver the following to the Escrow Agent to be placed in escrow (“Escrow”) pursuant to the terms of the escrow agreement which shall be consistent with the terms of this Agreement and is attached hereto as Exhibit B (“Escrow Agreement”):

a. Deliveries of CC. CC shall deliver or cause to be delivered to the Escrow Agent (“CC Deliveries”):

i. Duly endorsed share certificates representing the OZOP Shares together with medallion guaranteed stock transfer powers duly executed in blank therefor, and any additional documentation as may be requested by OZOP’s transfer agent;

ii. this Agreement duly executed;

iii. an executed Escrow Agreement; and

iv. CC’s letter of Resignation (the effectiveness of which shall be contingent upon the consummation of the Closing).

b. Deliveries of OZOP. No later than concurrently with the CC Deliveries being delivered to the Escrow Agent, OZOP shall deliver or cause to be delivered to the Escrow Agent (“OZOP Deliveries”):

i. an executed copy of this Agreement;

ii. an executed Escrow Agreement; and

iii. the Escrow Agent’s receipt of a wire transfer from OZOP of the total amount of the Consideration. (CC Deliveries and OZOP Deliveries collectively “Escrow Property”).

c. Escrow. Pursuant to the terms of this Agreement and as shall be reflected in the Escrow Agreement, the Parties agree that the Escrow Property shall remain in escrow from the date of the Pre-Closing and for the duration of the Escrow and shall only be released from such Escrow upon the occurrence of the following (“Closing”): upon the Escrow Agent receiving the CC Deliveries and the OZOP Deliveries, the Escrow Agent shall notify the Parties of same and shall release the OZOP Deliveries to CC and the CC Deliveries to OZOP, the whole pursuant to the terms of the Escrow Agreement. For the avoidance of doubt and without limitation of the foregoing, at Closing, the Escrow Agent shall deliver the Consideration to CC by wire transfer in U.S. Dollars, pursuant to wiring instructions to be provided by CC.

d. Notwithstanding any other provisions of this Agreement or the Escrow Agreement to the contrary, if the Closing has not occurred by July 16, 2021, then this Agreement shall thereafter be null and void and of no force and effect, and the Escrow Agent shall return to CC the CC Deliveries set forth under Section 8.a and to the Company the OZOP Deliveries set forth under Section 8.b.

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e. Filings. Following the Closing, and within the prescribed deadline, OZOP undertakes to make all necessary filings with the SEC.

9. Tax Liability. CC has reviewed with her own legal advisers and tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. CC relies solely on such advisors and not on any statements or representations of the Company or any of its agents for the federal, state, local and foreign tax consequences to CC that may result from the transactions contemplated by this Agreement. CC understands that she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement including but not limited to the sale of the OZOP Shares and the Fees.

10. Confidential Information.

a. CC shall treat the terms and conditions of this Agreement as confidential to the fullest extent allowed by law, which shall not be disclosed to any person except to (a) CC’s attorney, accountant or tax advisor, or except as may be required by law or agreed to in writing by the Company (b) pursuant to any dispute, controversy or claim regarding this Agreement.

b. CC acknowledges and agrees that during the course of her employment with PCTI, in her capacity as officer, president and director of PCTI and in any and all other involvement of CC with the Company (collectively “Involvement”), CC has had access to material and information, whether or not in writing, considered by the Company, to be confidential or proprietary information. The types of information that may have been treated and reasonably maintained as confidential by the Company include marketing information, design information, technology, IP, software, hardware, financial and pricing information, data, specifications, trade secrets, inventions, processes, systems, programs, methods, techniques, products, designs, research, contracts, agreements, customer lists or identities, and customer information (“Confidential Information”); provided, however, that Confidential Information shall not include any material or information that is available to and known by the public other than as a result of, directly or indirectly, any violation of this Agreement by CC.

c. CC agrees that she shall maintain the confidentiality of all Confidential Information relating to the Company and obtained by CC during the course of her Involvement and CC shall neither use nor disclose, directly or indirectly, any of such Confidential Information, except as provided for in Section 10.d.

d. Nothing contained in Section 10 shall prevent CC from disclosing Confidential Information: (i) upon the request, order or demand of any court or regulatory authority; (ii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; or (iii) to the extent necessary in connection with any dispute, controversy or claims regarding this Agreement; provided, however, that in the case of clause (i), (ii) or (iii), CC shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company) and use commercially reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

e. CC agrees that all records, files, drawings, documents, equipment, memoranda, notes, software, and other materials relating to the Company’s business or Confidential Information which she has, used, or obtained as a result of her involvement, shall be and remain the Company’s sole and exclusive property. At or prior to Closing, CC either (a) shall make arrangements to deliver to the Company any and all documents and materials (in electronic, paper or other form) created or received by CC in the course of her Involvement with the Company which are in CC’s possession or under the control of CC and have not previously been returned to the Company. Thereafter, CC shall make no copies or reproductions of any written, digital or documentation or materials relating to any Confidential Information except upon the prior express written consent of the Company.

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f All of the provisions of this Section shall be enforceable upon the execution of this Agreement and shall survive and remain in full force and effect in perpetuity.

11. Release.

a. CC further acknowledges that for and in consideration of the covenants described herein, and other consideration set forth herein, and intending to be legally bound, effective upon the Closing as described in Section 8.c, CC does hereby release, and forever discharge the Company, together with its current and former shareholders, investors, debtholders, creditors, officers, directors, consultants, agents, representatives, heirs, administrators, executors, successors and assigns from all legally waivable causes of action, suits, debts, claims including any employment or salary claims, cross-claims, counterclaims and demands whatsoever in law or in equity, that CC ever had, now has, may have had, or hereafter may have, or which her successors, assigns, heirs, executors, administrators may have, by reason of any matter, cause, or thing whatsoever, occurring at any time in the past up to and including the date of the execution of this Agreement and particularly, but without limitation of the foregoing general terms, any claims and/or counterclaims relating in any way to CC’s work and/or employment and/or rendering of services and/or in her capacity as president and/or director of PCTI, including, but not limited to, any legally waivable claims arising under any laws of any applicable jurisdictions and all other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized arising prior to the effective date of this Agreement; provided, however, that this waiver shall not apply to any claims arising pursuant to or in connection with this Agreement. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

b. Company further acknowledges that for and in consideration of the covenants described herein, and other consideration set forth herein, and intending to be legally bound, effective upon the Closing as described in Section 8.c, Company, on behalf of itself and its current and former officers, directors, employees and representatives (in each case, to the maximum extent permitted by applicable law), does hereby release, and forever discharge CC, together with her agents, representatives, heirs, administrators, executors, successors and assigns, from all legally waivable causes of action, suits, debts, claims, cross- claims, counterclaims and demands whatsoever in law or in equity, that CC ever had, now has, may have had, or hereafter may have, or which her successors, assigns, heirs, executors, administrators may have, by reason of any matter, cause, or thing whatsoever, occurring at any time in the past up to and including the date of the execution of this Agreement and particularly, but without limitation of the foregoing general terms, any claims and/or counterclaims relating in any way to CC’s work and/or employment and/or rendering of services and/or in her capacity as president and/or director of PCTI, including, but not limited to, any legally waivable claims arising under the laws of any applicable jurisdictions and all other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized arising prior to the effective date of this Agreement; provided, however, that this waiver shall not apply to any claims arising pursuant to or in connection with this Agreement; provided, further, that this waiver shall not apply to any claims related to any fraud or embezzlement of CC in her capacity as a president and/or a director of PCTI. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

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c. Furthermore, effective upon the Closing as described in Section 8.c, each of OZOP, PCTI and their respective directors, officers, agents, representatives, administrators, successors and assigns shall be permanently and finally enjoined from commencing or prosecuting any actions, claims or other proceedings against CC, her agents, representatives, heirs, administrators, executors, successors and assigns and CC shall be permanently and finally enjoined from commencing or prosecuting any actions, claims, employment claims, including but not limited to salary, vacation pay, or any other accrued or due payment whatsoever resulting from CC’s Involvement, or other proceedings against any of OZOP, PCTI and any of their respective current and former shareholders, investors, debtholders, creditors, officers, directors, consultants, agents, representatives, heirs, administrators, executors, successors and assigns.

d. In addition, CC expressly represents that she has not filed nor shall file a lawsuit or initiated any other proceeding against any of OZOP, PCTI and any of their respective current and former shareholders, investors, debtholders, creditors, officers, directors, consultants, agents, representatives, heirs, administrators, executors, successors and assigns and that she has not assigned any claim against any of same, to any other person or entity. Each of OZOP and PCTI expressly represents that it has not filed a lawsuit or initiated any other proceeding against CC her agents, representatives, heirs, administrators, executors, successors and assigns and that it has not assigned any claim against same to any other person or entity. Both CC and each of OZOP and PCTI further promise not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to CC’s employment with and or services rendered to PCTI or her Resignation.

12. Non-Disparagement.

a. Effective upon the Closing as described in Section 8.c, PCTI and/or OZOP or any of their respective directors and officers will not disparage CC’s performance or otherwise take any action which could in any way adversely affect CC’s personal or professional reputation.

b. Effective upon the Closing as described in Section 8.c, CC will not disparage the business reputation of PCTI and/or OZOP or any of their respective directors, officers, agents, employees, shareholders, investors, assigns and consultants or otherwise take any action which could in any way adversely affect the personal or professional reputation of any of their respective directors, officers, agents, employees, investors, shareholders, assigns and consultants.

13. Equitable Remedies. Any breach by either of the Parties of any of its obligations herein shall be deemed a material breach of this Agreement. In the event of any such breach, the non-breaching party hereto shall, in addition to all other remedies which may be available to it, be entitled to injunctive and equitable relief from any court of competent jurisdiction, including without limitation specific performance, and shall be entitled to recover from the breaching party its costs and expenses (including reasonable attorneys’ fees) incurred by it in securing such injunctive or equitable relief.

14. Warranties of OZOP. OZOP hereby represents and warrants to CC, as follows:

a. OZOP is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

b. OZOP has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated thereby, including the delivery of the OZOP Deliveries to the Escrow Agent. The execution, delivery and performance by OZOP of this Agreement have been duly authorized and constitutes a valid and binding obligation of OZOP, enforceable against OZOP in accordance with its terms. This Agreement, when executed and delivered by or on behalf of OZOP, shall constitute the valid and legally binding obligation of OZOP, legally enforceable against OZOP in accordance with its terms.

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15. Warranties of CC. CC hereby represents and warrants to OZOP, as follows:

a. CC is the sole lawful owner, beneficially and of record, of the OZOP Shares, and has full lawful authority to transfer such OZOP Shares free and clear, to OZOP for cancellation.

b. As of the consummation of the transactions contemplated in this Agreement, CC has full and unrestricted legal right, power and authority to enter into and perform all of her obligations under this Agreement, to deliver the CC Deliveries to the Escrow Agent and to transfer OZOP Shares to OZOP as provided herein. This Agreement, when executed and delivered by or on behalf of CC, shall constitute the valid and legally binding obligation of CC, legally enforceable against CC in accordance with its terms.

16. Miscellaneous

a. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada and shall be enforceable exclusively in the courts thereof.

b. Modification. This Agreement may be modified or amended, and the requirements of any provision hereof may be waived, with the mutual consent of the Parties by written instrument signed by them or their respective successors or assigns in any manner deemed necessary or appropriate by them.

c. Assistance of Counsel. The Parties acknowledge that they have read this Agreement, they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel, they understand the terms and consequences of this Agreement, they are fully aware of the legal and binding effect of this Agreement.

d. Binding Nature. This Agreement shall be binding unto the Parties herein, their heirs and permitted assigns.

e. Notices. Any notices, consents or other communications by or between the Parties required or permitted hereunder shall be in writing and shall be sufficiently given if hand delivered or sent by registered mail or certified mail, postage prepaid and return receipt requested, or by courier or delivery service (with notice or receipt) addressed as follows:

To OZOP:

Ozop Energy Solutions Inc.

Attn: Brian Conway

7 Katelyn Ct.

Warwick, NY 10990

To CC:

Catherine A. Chis

152 Nickle Road

Harmony PA 16037

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Any Party may change such Party’s address by giving notice of such change to the other Party in accordance with this section. Any notice, consent or other communication given hereunder shall be deemed to have been given as of the date delivered.

f. Entire Agreement. This Agreement, together with its schedules, exhibits and the other agreements to be entered into in connection with the transactions contemplated hereby, constitutes the entire understanding among the Parties and supersedes all other understandings and agreements, oral or written, with respect to the subject matter hereof.

g. Preamble. The Preamble to this Agreement is incorporated herein by this reference and made a material part of this Agreement.

h. Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and be interpreted as if such invalid or unenforceable provision had not been a part hereof; provided, however, if any particular portion of this Agreement shall be adjudicated invalid or unenforceable by reason of the length of time or scope of applicability provided for herein, this Agreement shall be deemed amended to diminish such time and/or reduce such scope to the longest enforceable time and the broadest enforceable scope of applicability. Notwithstanding the foregoing, this Agreement shall be deemed to have failed of its essential purpose and be null and void if CC does not receive the Consideration effective upon the Closing as described in Section 8.c.

i. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties herein and their successors and permitted assigns.

j. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

k. Headings. All headings in this Agreement are for reference purposes only and shall not be used in the construction or interpretation of this Agreement.

l. Press Release. OZOP shall provide to CC a draft of the press release announcing her retirement prior to Closing. CC may review and comment on the draft press release. OZOP and CC shall mutually agree upon the contents of such press release.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

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[Signature Page to Definitive Agreement]

IN WITNESS THEREOF, the Parties agree on the content of this Agreement and, as evidence thereof, have signed this Agreement as of the date first written above.

CATHERINE A. CHIS

/s/ Catherine A. Chis
Catherine A. Chis, individually OZOP

ENERGY SOLUTIONS INC.

/s/ Brian Conway
By:	Brian Conway
Its:	CEO

Acknowledged and agreed to by:

POWER CONVERSION TECHNOLOGIES, INC.

/s/ Catherine A. Chis
By:	Catherine Chis
Its:	President

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EXHIBIT A

All business activities related to power management, inverter technology, renewable energy, energy storage and charging stations.

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EXHIBIT B

ESCROW AGREEMENT

[see attached]

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